As filed with the Securities and Exchange Commission on May 14, 2010	Registration Statement No. 333-______

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HORIZON BANCORP (Exact Name of Registrant as Specified in Its Charter)

Indiana	35-1562417
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

515 Franklin Square Michigan City, Indiana 46360 (Address of Principal Executive Offices)
HORIZON BANCORP AMENDED 2003 OMNIBUS EQUITY INCENTIVE PLAN (Full Title of the Plans)
Copy to:
Craig M. Dwight	Curt W. Hidde
President and Chief Executive Officer	Barnes & Thornburg LLP
515 Franklin Square	11 South Meridian Street
Michigan City, IN 46360	Indianapolis, IN 46204
(219) 879-0211	(317) 236-1313
(Name, address and telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value	175,000	$22.45	$3,928,750.00	$280.12
(1)	Any additional shares of Common Stock to be issued as a result of stock dividends, stock splits, or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a).
(2)
Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of Horizon Bancorp Common Stock as reported on the NASDAQ Global Market on May 10, 2010, which date is within 5 business days prior to the filing of this Registration Statement.

STATEMENT UNDER GENERAL INSTRUCTION E
REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 (the “Registration Statement”) in being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933 to register 175,000 additional shares of the Registrant’s Common Stock that may be issued pursuant to the Horizon Bancorp Amended 2003 Omnibus Equity Incentive Plan (the “Plan”). This Registration Statement incorporates by reference the contents of the Registrant’s Registration Statement on Form S-8 filed on February 20, 2004 (File No. 333-112970).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing information specified by Part I of this Registration Statement will be sent or given to participants in the Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                       Incorporation of Documents by Reference.

The following documents of the registrant, Horizon Bancorp (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) Annual Report on Form 10-K filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the Registrant’s fiscal year ended December 31, 2009.

(b) Quarterly Report on Form 10-Q filed with the Commission pursuant to the Exchange Act for the Registrant’s fiscal quarter ended March 31, 2010.

(c) The description of the Registrant’s Common Stock found under the caption “Description of Capital Stock” in Post-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-3 filed under the Securities Act of 1933 with the Commission on February 19, 2004.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                       Description of Securities.

Not applicable.

Item 5.                       Interests of Named Experts and Counsel.

Not applicable.

Item 6.                       Indemnification of Directors and Officers.

The Registrant is an Indiana corporation. The Registrant’s officers, directors and employees are entitled to be indemnified under Indiana law and the Registrant’s Articles of Incorporation and Bylaws against certain liabilities and expenses. Chapter 37 of The Indiana Business Corporation Law

(the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if: (i) the individual’s conduct was in good faith; and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests and (B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

The Registrant’s Articles of Incorporation provide for mandatory indemnification of officers and directors if they are wholly successful on the merits of a proceeding and satisfy the standards of conduct specified by the IBCL set forth in the preceding paragraph. The Articles of Incorporation also provide that any director or officer of the Registrant or any person who is serving at the request of the Registrant as a director or officer of another entity shall be indemnified and held harmless by the Registrant to the same extent as the Registrant’s directors or officers. In any proceeding, an officer or director is entitled to be indemnified against all liabilities and expenses related to the proceeding including attorneys’ fees, judgments, fines, penalties and amounts paid or to be paid in settlement. The Registrant’s Articles of Incorporation also provide such persons with certain rights to be paid or reimbursed for expenses incurred in defending any such proceeding in advance of the final disposition of the proceeding.

The Articles of Incorporation also authorize the Registrant to maintain insurance to protect itself and any director, officer, employee or agent of the Registrant against expense, liability or loss, whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCL. The Registrant currently maintains such insurance.

At present, there are no claims, actions, suits or proceedings pending for which indemnification would be required under the above, and the Registrant does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

Item 7.                       Exemption from Registration Claimed.

Not applicable.

Item 8.                       Exhibits.

Exhibit No.	Description
4	Horizon Bancorp Amended 2003 Omnibus Equity Incentive Plan.
5	Opinion of Barnes & Thornburg LLP, regarding legality of securities being offered, including consent.
23	Consent of Independent Registered Public Accounting Firm.
24	Limited Power of Attorney.

Item 9.                       Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Michigan City, Indiana, on this 11th day of May, 2010.

HORIZON BANCORP

By	/s/ Craig M. Dwight
Craig M. Dwight
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Date	Signature and Title

May 11, 2010	/s/ Craig M. Dwight
Craig M. Dwight, President and Chief Executive Officer and Director
May 11, 2010	/s/ Mark E. Secor
Mark E. Secor, Chief Financial Officer (and Principal Accounting Officer)
May 11, 2010	/s/ Susan D. Aaron
Susan D. Aaron, Director
May 11, 2010	/s/ Lawrence E. Burnell
Lawrence E. Burnell, Director
May 11, 2010	/s/ Robert C. Dabagia
Robert C. Dabagia, Chairman of the Board and Director
May 11, 2010	/s/ James B. Dworkin
James B. Dworkin, Director
May 11, 2010	/s/ Charley E. Gillispie
Charley E. Gillispie, Director
May 11, 2010	/s/ Daniel F. Hopp
Daniel F. Hopp, Director

May 11, 2010	/s/ Larry N. Middleton
Larry N. Middleton, Director
May 11, 2010	/s/ Peter L. Pairitz
Peter L. Pairitz, Director
May 11, 2010	/s/ Robert E. Swinehart
Robert E. Swinehart, Director
May 11, 2010	/s/ Spero W. Valavanis
Spero W. Valavanis, Director

EXHIBIT INDEX

Exhibit No.	Description
4	Horizon Bancorp Amended 2003 Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement filed with the Commission on March 19, 2010).
5	Opinion of Barnes & Thornburg LLP, regarding legality of securities being offered, including consent.
23	Consent of Independent Registered Public Accounting Firm.
24	Limited Power of Attorney.